May 4, 2010

Maiden Holdings, Ltd. Reports First Quarter Net Income of
$13.6 Million and Operating Earnings of $16.2 Million

Book Value of $10.10 per Share Up 5.0% Since Year end 2009

First Quarter 2010 Financial Highlights

•	Net income of $13.6 million up 3.6% from first quarter 2009

•	Net operating earnings(1) of $16.2 million compared with $16.8 million in first quarter of 2009

•	Income from operations totaled $25.6 million up 16.5% from first quarter 2009

•	Net earned premium of $263.9 million increased 25.6% from first quarter of 2009

•	Net investment income of $17.6 million up 23.3% from first quarter 2009

•	Total investments of $1.7 billion up 3.9% from year end 2009

•	Annualized return on equity of 8.1% and operating (1) return on equity of 9.4%

•	Combined ratio of 97.1% compared with 95.4% in the first quarter of 2009

•	American Capital Acquisition Corporation (ACAC) 25% quota share agreement commenced March 1, 2010

HAMILTON, Bermuda, May 4, 2010 - Maiden Holdings, Ltd. (Nasdaq:  MHLD) today reported first quarter 2010 net income of $13.6 million or $0.19 per diluted share and net operating earnings (1) of $16.2 million or $0.23 per diluted share.

"Maiden’s results reflect continued solid underlying fundamentals in the face of a challenging quarter for the reinsurance industry overall and once again highlight the differentiated value of our non-catastrophe specialist approach.” said Art Raschbaum, President and CEO of Maiden Holdings, Ltd. “We generated income from operations of $25.6 million this quarter and our teams continue to see increased opportunities to deliver our relationship-oriented products and services to our target regional and specialty property and casualty clients.“

Raschbaum continued, “Our disciplined approach to our non-catastrophe, lower volatility, relationship model positions us well to capture additional opportunities and our new agreement with ACAC agreement generated approximately $22 million of net written premium and $2 million of earned premium in the month of March. We expect this relationship to further strengthen the top and bottom line over the next 12 months and beyond."

Shareholders' equity of $710.0 million grew $33.4 million during the quarter and book value per share increased 5.0% to $10.10 from $9.62 at year end 2009.

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First Quarter 2010 Results:

Net written premium totaled $311.3 million compared with $336.5 million in the first quarter of 2009. Net earned premium of $263.9 million increased 25.6% from $210.1 million for the same period last year.

Net investment income of $17.6 million increased 23.3% from $14.3 million in the first quarter of 2009.

Loss and loss adjustment expenses of $170.3 million rose $24.0 million from $146.3 million in the first quarter of 2009. Results reflected a loss ratio of 64.5% compared with 69.6% for the same period a year ago.

Commission and other acquisition expenses together with general and administrative expenses of $85.9 million increased $31.8 million from the year ago quarter and reflected a total expense ratio of 32.6% compared with 25.8%. General and administrative expenses for the quarter totaled $8.6 million and reflected a general and administrative expense ratio of 3.3% compared to 3.6% in the first quarter of 2009.

The combined ratio for the first quarter totaled 97.1% compared with 95.4% in the first quarter of 2009.

Income from operations of $25.6 million increased $3.6 million, or 16.5%, from $22.0 million in the first quarter of 2009.

Total assets of $2.7 billion increased 3.5% from $2.6 billion from year end 2009. Total investable assets of $2.1 billion which include total investments, cash, restricted cash, cash equivalents and the loan to a related party, remained relatively stable from year end 2009. Shareholders' equity totaled $710.0 million up 5.0% from $676.5 million at year end 2009.

During the first quarter of 2010, the Board of Directors declared a dividend of $0.065 per share.

(1)Please see the Non-GAAP Financial Measures table for additional information on these non-GAAP financial measures and reconciliation of this measure to GAAP measures.

Conference Call

Maiden CEO Art Raschbaum and CFO John Marshaleck will review these results tomorrow morning via teleconference and live audio webcast beginning at 10:00 a.m. AT (9:00 a.m. ET).

To participate please access one of the following no later than 9:55 a.m. AT (8:55 a.m. ET):

1. .877.734.5373 for U.S. callers

1. 973.200.3059 for callers outside the U.S.

Webcast:  www.maiden.bm/presentations_conferences

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A replay of the conference call will be available beginning at 1:00 p.m. Atlantic Time (12:00 p.m. ET) on Wednesday, May 5, 2010 through May 12, 2010. To listen to the replay please dial toll free: 1 .800.642.1687 (U.S. callers) or toll 1. 706.645.9291 (callers outside the U.S.) and enter the Passcode: 69886387; or access www.maiden.bm/presentations_conferences.

Maiden Holdings, Ltd.
Ellen Taylor
Hilly Gross
441.292.7090
irelations@maiden.bm

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

You may access the Maiden Holdings, Ltd. Logo via http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.